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As filed with the Securities and Exchange Commission on November 14, 2001

Registration No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZEROS & ONES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Incorporation)	88-0241079 (I.R.S. Employer Identification No.)

11611 San Vicente Boulevard, Suite 615
Los Angeles, California 90049
(Address of principal executive offices and zip codes)

ZEROS & ONES, INC.
STOCK OPTION PLAN
(Full title of the plan)

Copy To:

Robert J. Holtz, President Zeros & Ones, Inc. 11611 San Vicente Boulevard, Suite 615 Los Angeles, California 90049 (310) 399-9901	Mark J. Richardson, Esq. Richardson & Associates 1299 Ocean Avenue, Suite 900 Santa Monica, California 90401 (310) 393-9992

(Name, address and telephone
number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001	1,512,000 shares	$0.15 (2)	$226,800	$56.70

Common Stock, par value $.001	600,000 shares	$0.30 (2)	$180,000	$45.00

Common Stock, par value $.001	2,688,000	$0.15 (3)	$403,200	$100.80

Total	4,800,000 shares		$810,000	$202.50

(1)
Includes an undeterminable number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Zeros & Ones, Inc. Stock Option Plan.

(2)
Represents the exercise price of these stock options.

(3)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the last sale price of the Company's Common Stock on October 31, 2001 as reported on the NASDAQ Small-Cap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    Zeros & Ones, Inc. (the "Company" or "Registrant") incorporates by reference in this Registration Statement the following documents:

  (a)
  The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

  (b)
  The Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2001.

  (c)
  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 1997.

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

    General.  The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.001, and 2,000,000 shares of Preferred Stock, par value $.001. At October 31, 2001, the Company had 24,211,858 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

    Common Stock.  All outstanding shares of Common Stock are, and the shares to be issued as contemplated herein will be, fully paid and nonassessable. As a class, holders of the Common Stock are entitled to one vote per share in all matters to be voted upon by the stockholders. Holders of Common Stock are entitled to receive such dividends when and as declared by the Board of Directors out of the surplus or net profits of the Company legally available therefor, equally, on a share for share basis. The Company does not anticipate paying dividends in the near future. In the event of a liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally, on a share for share basis, in all assets remaining after payment of liabilities, subject to the prior distribution rights of any other classes or series of capital stock then outstanding. The Common Stock has no preemptive rights and is neither redeemable nor convertible, and there are no sinking fund provisions. As of October 31, 2001, the Company's 24,211,858 shares of Common Stock outstanding were held by approximately 646 stockholders of record.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the issuance of the shares of Common Stock covered by this Prospectus will be passed upon for the Company by Richardson & Associates, counsel to the Company, 1299 Ocean Avenue, Suite 900, Santa Monica, California, 90401. Mark J. Richardson Esq. of Richardson & Associates owns shares of the Company's Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Nevada General Corporation Law and the Company's Bylaws provide that a director of the Company will have no personal liability to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) for an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

    The Company's Bylaws and the Nevada General Corporation Law contain comprehensive provisions for indemnification of directors, officers and agents of Nevada corporations against expenses, judgments, fines and settlements in connection with litigation. The Company has a policy of providing indemnification for its executive officers, directors and members of its committees, within the scope of the Nevada General Corporation Law. It has entered into indemnification agreements with its executive officers, directors and committee members. Under the Nevada General Corporation Law, other than an action brought by or in the right of the Company, such indemnification is available if it is determined that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the Company, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred if the indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification may be made, however, in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company unless and only to the extent that the court in which the action was brought determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that the proposed indemnitee has been successful in defense of any action, suit or proceeding, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action. The Company's Articles of Incorporation, as amended, provide for indemnification of the directors and officers of the Company against liabilities to the maximum extent provided by Nevada law.

    The Company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    The stock options granted under the Registrant's 2000 Stock Option Plan to date, and any shares which may be issued pursuant to the exercise of stock options granted or to be granted under the Registrant's 2000 Stock Option Plan, would be granted or issued pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 8. EXHIBITS.

4.1	Articles of Incorporation of the Registrant, as amended.(1)
4.2	Bylaws of the Registrant.(1)
4.3	Zeros & Ones, Inc. 2000 Stock Option Plan.(1)
5.1	Opinion of Richardson & Associates as to the legality of the securities being registered.
23.1	Consent of Richardson & Associates (included as part of Exhibit 5.1).
23.2	Consent of Stonefield Josephson, Independent Certified Public Accountants.
24.1	Power of Attorney (contained on page 5 hereof).
99.1	Reoffer Prospectus, dated November 7, 2001.

(1)
Incorporated by reference from the exhibits included with the Company's Form 10K-SB filed with the Securities and Exchange Commission for its fiscal years ending December 31, 1999 and 2000, or from the exhibits included with the Company's Report on Form 8-K filed with the Securities and Exchange Commission in July 1999.

ITEM 9. UNDERTAKINGS.

    A. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the finial adjudication of such issue.

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Holtz, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused his Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California on the 14th day of November 2001.

ZEROS & ONES, INC.
By:	/s/ ROBERT J. HOLTZ Robert J. Holtz, President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. HOLTZ Robert J. Holtz	Chairman of the Board, Chief Executive Officer, President, and Chief Financial Officer	November 14, 2001
/s/ BERNIE BUTLER-SMITH Bernie Butler-Smith	Director	November 14, 2001
/s/ WILLIAM BURNSED William Burnsed	Director	November 14, 2001
/s/ DOUGLAS GLEN Douglas Glen	Director	November 14, 2001

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZEROS & ONES, INC.

EXHIBIT VOLUME

TO THE

REGISTRATION STATEMENT

INDEX TO THE EXHIBIT VOLUME TO
REGISTRATION STATEMENT ON FORM S-8

4.1	Articles of Incorporation of the Registrant, as amended.(1)
4.2	Bylaws of the Registrant.(1)
4.3	Zeros & Ones, Inc. 2000 Stock Option Plan.(1)
5.1	Opinion of Richardson & Associates as to the legality of the securities being registered.
23.1	Consent of Richardson & Associates (included as part of Exhibit 5.1).
23.2	Consent of Stonefield Josephson, Independent Certified Public Accountants.
24.1	Power of Attorney (contained on page 5 hereof).
99.1	Reoffer Prospectus, dated November 7, 2001.

(1)
Incorporated by reference from the exhibits included with the Company's Form 10K-SB filed with the Securities and Exchange Commission for its fiscal years ending December 31, 1999 and 2000, or from the exhibits included with the Company's Report on Form 8-K filed with the Securities and Exchange Commission in July 1999.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
POWER OF ATTORNEY
SIGNATURES
INDEX TO THE EXHIBIT VOLUME TO REGISTRATION STATEMENT ON FORM S-8